EXHIBIT 10.83
MANUFACTURING AGREEMENT
     THIS MANUFACTURING AGREEMENT (the “Agreement”) is made March 18th, 2008 by and between COMPAL ELECTRONICS, INC., having its principal place of business at No. 581, Ruiguang RD., Neihu District, Taipei, Taiwan (“Manufacturer”) and SYNTAX-BRILLIAN CORPORATION, a California corporation, having its principal place of business at 20480 East Business Parkway, City of Industry, California 91789, U.S.A. (“Syntax-Brillian”).
     WHEREAS, Manufacturer is a manufacturer of LCD TV and Manufacturer is willing to supply Syntax-Brillian with such products; and
     WHEREAS, Syntax-Brillian designs the appearance, make and electronics component contained in the LCDTV; and
     WHEREAS, in the course of performance of this Agreement it is anticipated that either Party may divulge certain of its confidential, proprietary and trade secret information (“Trade Secrets”) to the other Party, and the Parties wish to ensure that all such information be held in confidence and not used by Manufacturer except as specified in this Agreement;
     NOW, THEREFORE, the parties hereby undertake and make this Agreement.
1.	DEFINITIONS

1.1	“Parties” shall mean Manufacturer and Syntax-Brillian.

1.2	“Products” shall mean each product supplied hereunder by Manufacturer that is listed in, and meets in all respects, the model name, sizes and specifications contained in the orders by Syntax-Brillian.

1.3	“Cost Price” shall mean the price at which Manufacturer shall manufacture and provide the Products to Syntax-Brillian. Cost Price is determined and confirmed by the Parties when Syntax-Brillian places Purchase Orders for the Products to Manufacturer as specified on the individual Purchase Order.

1.4	“Delivery Date” shall mean the date specified by Syntax-Brillian, and acknowledged by the Manufacturer, in a Purchase Order on which a Product is required to be delivered by Manufacturer to a destination specified in the Purchase Order.

1.5	“Effective Date” shall mean the date on which the last of the Parties hereto executed this Agreement.

1.6	“Intellectual Property Rights” shall mean all current and future trade secrets, patents and other patent rights, trademarks, service marks, design rights, registered designs, trade or business names or sign, copyrights (including rights in computer software) and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction.

1.7	“Purchase Order” shall mean an order for Products that Syntax-Brillion submits and Manufacturer accepts; all Purchase Orders will be gathered and controlled by the terms of this Agreement unless otherwise agreed to in writing by the Parties.

1.8	“Original Materials” shall mean collectively all the motherboards, resistors, capacitors, IC, accessories, etc. used in the manufacturing of the Products; “Special Materials” shall mean Original Materials that have high unit costs, such as display panels, PCBA.

1.9	“OLEVIA” shall be the trademark of the Products.

2.	RIGHTS AND LIMITS

2.1	Syntax-Brillian is the developer of the Products and shall be responsible for providing the specifications and bills of materials to Manufacturer. The package for the goods is part of the bill of material and therefore controlled by Syntax-Brillian as any other component on the bill of materials. Syntax-Brillian shall be responsible for providing requirement forecasts, placing orders for the Products, providing product warranty, interfacing with customers and performing after-sale services.

2.2	Manufacturer shall assemble and test the Products and provide necessary repairs, in accordance with the instructions in the orders placed by Syntax-Brillian. Pursuant to the instruction of Syntax-Brillian, Manufacturer shall be responsible for the sourcing and payments for the display panels and any and all components required to make the Product. Original Materials and Special Materials shall be used in assembling the Products.

2.3	The OEM relationship under this Agreement is based upon Syntax-Brillian’s confidence in Manufacturer’s sophistication and experience in manufacturing. Without Syntax-Brillion’ s prior written consent, Manufacturer may not assign to any third party the manufacturing under this Agreement provided that Manufacturer could assign the manufacturing to its China and Vietnam subsidiaries.

2.4	Manufacturer shall neither manufacture nor sell the Olevia-trademarked Products to any third party or for its own accounts. This shall include any Products that utilize or include any unique designs or tooling created for the Syntax-Brillian Products.

2.5	The Product and any change to the Product made in accordance with this Agreement are subject to an acceptance test by Syntax-Brillian before acceptance. Syntax-Brillian may in its sole discretion reject any portion of any shipment of Product which is not conforming with the Specifications. Should such testing indicate a likelihood of more than a minimal number of failures of the Products delivered to comply with the warranty provided herein, Syntax-Brillian may, at Manufacturer’s expense, return the entire Product shipment for further testing by Manufacturer.

3.	CONFIDENTIALITY AND DUTY TO PROTECT

3.1	All the contents of this Agreement, the relevant Purchase Orders, customer lists, business correspondence, samples, specifications, and circuit testing protocols of the Products, specifications of electrical parts, other commercial information, technical documents, and information relating to the manufacturing under this Agreement are the confidential business information belonging to Syntax-Brillian. To the extent that Manufacturer holds or otherwise has knowledge of such confidential information, Manufacturer shall be obligated to protect its confidentiality and may not provide, transfer or reveal such information to any third party without the prior written consent of Syntax-Brillian. Any violation of this clause by the Manufacturer shall be deemed violation.

3.2	Any technical documents, tooling, equipment, materials or samples of the Products supplied by Syntax-Brillian to Manufacturer are properties owned by Syntax-Brillian. Manufacturer shall exercise its best efforts to protect such properties and, upon any damages to such material or equipment attributed to Manufacturer’s cause, the Parties shall agree on the amount of damages to be paid by Manufacturer.

4.	FORECAST AND MINIMUM UNIT REQUIREMENT

4.1	Syntax-Brillian shall provide Manufacturer with a forecast and individual purchase orders on its requirements for the next four months. Such forecasts shall be the basis for Manufacturer to acquire production materials and facility planning.

4.2	In case current month is called “month (N)”, Syntax-Brillian will place individual purchase order to Manufacturer by the following two (2)months (N+1, N+2) for the Products at ex-factory during 20th to 251 of each month. Individual purchase order shall be divided into weekly delivery base, in addition, Syntax-Brillian will provide two (2) month-rolling forecast of the Products (N+3, N+4).

4.3	Syntax-Brillian may cancel or adjust quantity by written notice to Manufacturer in accordance with the following schedule and subject to the following percentage quantity limitations.

Months for purchase	Syntax-Brillian	Maximum order quantity which
order and forecast	Purchase Obligation	may be adjusted one month later
N (firm P/O)	100%	0%
N+1 (firm P/O)	100%	0%
N+2 (firm P/O)	100%	+20%, -0%
N+3 (forecast)	50%	+50%, -30%
N+4 (forecast)	30%	+70%, -50%
4.4	Purchase obligation quantity during the month N+1 to N+3 cannot be changed, but shipping quantity of each month should be adjustable by mutual agreement.

4.5	The right of cancellation as set forth above is exclusive of “unique parts”. Manufacturer will provide description of the “unique parts” to Syntax-Brillian, and Manufacturer and Syntax-Brillian will mutually agree what parts shall be considered “unique parts”. Syntax-Brillian shall remain fully liable for all the “unique parts” acquired by Manufacturer to fulfill the forecast quantity. However, Manufacturer shall make reasonable efforts to cancel the orders of the “unique parts” to Manufacturer ‘s vendor based on the cancellation by Syntax-Brillian.

5.	PLACING ORDERS

5.1	All orders by Syntax-Brillian for Products shall be placed in writing on a Purchase Order form via Internet, electronic mail, facsimile, etc. Each order forms an integral part of this Agreement.

5.2	All Purchase Orders shall be deemed accepted upon receipt of a written acknowledgement of such order from the Manufacturer. Written acknowledgement shall be accepted via Internet, electronic mail, facsimile.

5.3	Any modification to a Purchase Order shall be made pursuant to a written Change Order executed by an authorized representative of Syntax-Brillian. Manufacturer must provide Syntax-Brillian with written acceptance of a Change Order within five (5) business days of receipt of the Change Order.

5.4	Syntax-Brillian shall include in its Purchase Order the model name, description, quantity, unit price, delivery date(s), destination, price terms, shipping terms, including specific instructions to Manufacturing to manufacture the Products.

6.	PRICE, PAYMENT TERMS AND PRE-PAYMENT DISCOUNT

6.1	The Products shall be sold to Syntax-Brillian at the Cost Price, or any other price agreed in writing by the Parties at the time of acceptance and confirmation of the Purchase Order by the Manufacturer.

6.2	The Cost Price, or other agreed price for the Products, is Incoterms FOB (Free On Board) which shall include the cost for materials, assembly costs, projected profit.

6.3	Syntax-Brillian has the right to deduct any units that were returned to the Manufacturer (RMA units) from the invoice at the due date.

6.4	The payment terms for any Products shall be T/T in advance or L/C by Syntax-Brillian or transferred L/C from Syntax-Brillian’s customer backed up with purchase order from Syntax-Brillian’s customer.

6.5	All sums payable under this Agreement shall be paid in U. S. Dollars.

7.	DELIVERY AND SHIPMENT
     Delivery location is subject to Syntax-Brillian’s instruction on the Purchase Order.
7.1	In the event the Manufacturer fails to deliver the Products ordered by Syntax-Brillian by the Delivery Date and such failure attributes to Manufacturer’s cause, Syntax-Brillian may request Manufacturer to ship the Products to the location designated in the Purchase Order via air carrier at Manufacturer’s expense as soon as the Products are available for shipment (refer to article 16).

7.2	Manufacturer shall not be liable to Syntax-Brillian for delays caused by force majeure events, as defined in Article 18.1 below.

8.	INSPECTION AND QUALITY CONTROL

8.1	Syntax-Brillian is entitled to inspect, at its own costs and by giving ten (10) days prior written notice to Manufacturer, the finished Products prior to delivery, including spot check plans, following inspection methodology, etc.

8.2	If defective products are found in such inspection and Manufacturer is clearly responsible for such defects, Manufacturer shall identify partial or entire shipment and perform rework. Manufacturer shall be responsible for all costs incurred in such full scale inspection or rework.

9.	RESEARCH AND DEVELOPMENT
All Research and Development relating to the Products shall be owned by Syntax-Brillian. Manufacturer shall not pay any fee incurred in the development of the Products.
10.	WARRANTY AND SERVICE
All Product Warranty, Customer Service and After-sale service shall be provided by Syntax-Brillian. Manufacturer shall not include this cost in the calculation of the Cost Price to Syntax-Brillian.

However, provided that defect rate of Products far exceeds the defined rate and it is resulted from the assembled fault of Manufacturer on Products, Syntax-Brillian will base on the discussion with Manufacturer to return defective units on a regular base (full containers) back to the Manufacturer for repair or replacement.

For all RMA units that were received by Syntax-Brillian from its customers and were returned to the Manufacturer, Syntax-Brillian will charge some handling fee per unit in accordance with negotiation of Parties.
11.	SPARE PARTS

11.1	Syntax-Brillian might purchase the Spare Parts through Manufacturer, after discontinuance of manufacture of the Products (EOL), the individual Spare Parts and/or replacement modules supplied previously by Manufacturer shall supply continually, but the limitation for period in supply will be specified by negotiation between Syntax-Brillian and Manufacturer with good faith in discussion.

11.2	Once Manufacturer encounters the problem of vendor requesting the EOL on their supplied Parts, Manufacturer will request Syntax-Brillian to place last-buy order for the future carry-on parts requirement which is subject to this Part.

11.3	Syntax-Brillian shall try to provide the estimation for future demand quantity of Spare Parts after EOL and Syntax-Brillian is liable to consume the Spare Parts acquired by Manufacturer to fulfill the forecast quantity from Syntax-Brillian.

12.	END OF LIFE (EOL)

12.1	Syntax-Brillian shall give Manufacturer one hundred and fifty (150) days prior written notice of the end of life of each Product (including its every sister model), and shall obtain Manufacturer’s attention in writing by the time of the end of life. And in case of Spare Parts and/or replacement modules (mentioned in Article 11), Manufacturer shall follow the same procedure.

12.2	Syntax-Brillian shall have the right to make a last buy of the Products within thirty (30) days after the agreement of the end of life, but this purchase order shall not be rescheduled or canceled.

13.	ROYALTY FEE
All Royalty Fees shall be borne by Syntax-Brillian. In the event that the Manufacturer is required to pay any royalties directly, Syntax-Brillian will reimburse the Manufacturer for such costs. Manufacturer shall not include this cost in the calculation of the Cost Price to Syntax-Brillian.
14.	COVENANTS, WARRANTIES AND INDEMNITIES

14.1	Syntax-Brillian covenants and acknowledges that Manufacturer shall assume no liability whatsoever with respect to any infringement of third party intellectual property rights caused by Manufacturer’s manufacture, use, sale, offer for sale, importation or distribution of Syntax-Brillian Products. Syntax-Brillian shall indemnify, defend and hold harmless Manufacturer, its subsidiaries and affiliates, and its customers, employees, successors, assigns and other designees from and against all claims, obligations, litigations, liabilities, damages, losses, suits, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising out of or in connection with any claim, suit, or proceeding alleging infringement or misappropriation of patent or any other intellectual property rights of any third party to the extent that such claim, suit or proceeding pertains to any of the Products or the use, sale, distribution or support thereof; provided that (i) Manufacturer promptly notifies Syntax-Brillian of such action, claim or proceeding; (ii) Syntax-Brillian shall have the sole right to compromise, settle or defend any such action, claim or proceeding; and (iii) Manufacturer provides Syntax-Brillian reasonable assistance at Syntax-Brillian’s request and expense in the defense of such action, claim or proceeding.

14.2	Manufacturer represents covenants and warrants to Syntax-Brillian that (a) no prior license or other agreement to which Manufacturer is a party or is bound is violated by, or is inconsistent or conflicts with, the rights of Syntax-Brillian or the terms and conditions of this Agreement; (b) title to the Products shipped or sold to Syntax-Brillian pursuant to this Agreement will pass to Syntax-Brillian free and clear of all liens, charges, encumbrances, restrictions or other third party rights; (c) Products shipped under Purchase Orders pursuant to the Agreement will be manufactured from new and unused components.

15.	INTELLECTUAL PROPERTY RIGHTS

15.1	All Intellectual Property Rights relating to the Products shall be and remain the property of Syntax-Brillian and Manufacturer based upon their respective ownership rights at the commencement of this Agreement.

15.2	In the event of termination of this Agreement, both Parties shall discontinue the use of the other Party’s Intellectual Property other than for the sale and distribution of the remaining Products.

16.	PENALTY CLAUSE

16.1	Manufacturer agrees to manufacture and deliver the Products on or by the due date specified in the Purchase Order issued by Syntax-Brillian and accepted by Manufacturer. In the event that the Manufacturer is unable to deliver the Products on a timely basis utilizing its usual carriers, it shall use all available means to ensure timely delivery to the destination specified in the Purchase Order, including air freight shippers. All such additional shipping charges are to be borne by the Manufacturer.

16.2	In the event that Syntax-Brillian incurs a penalty charge from its channel customers as a result of a late shipment by the Manufacturer, Syntax-Brillian will invoice the Manufacturer for any late charge or penalty by presenting original documents from the channel customer. Manufacturer shall promptly indemnify Syntax-Brillian for such charges within thirty (30) days of receipt of written demand from Syntax-Brillian for such indemnification.

16.3	Manufacturer will be exempt from the penalty charges if there is late incoming or insufficient supply due to limited allocation of panel maker or if there is a worldwide shortage on any Special Material as defined in Article 1.

17.	TERMS OF THIS AGREEMENT

17.1	The term of this Agreement shall be one (1) year from its Effective Date. If either Party wishes to terminate this Agreement prior to the current term, such party shall give a written notice to the other party at least sixty (60) days prior to the expiration of the terms of this Agreement. Without such notice, the term of this Agreement shall be automatically extended for another year, except under the following circumstances: (1) any party hereto has lost its capability to perform this Agreement due to Force Majeure; (2) any party hereto is under reorganization, dissolution, order of judgment, merges or has adopted a resolution to merge, bankrupt, has its main assets sealed, is unable to pay its debts when due, or has the risk of having its credit rating affected by substantial negative events; (3) both Parties agree to a cancellation or termination of this Agreement in good faith.

17.2	If the Delivery Date on Syntax-Brillian’s final order is after the expiration of the term of this Agreement, the term of this Agreement shall extend thirty (30) days following the last Delivery Date and automatically expire thereafter. In the event that Syntax-Brillian provides a written statement, at least thirty (30) days prior to the expiration of the terms of this Agreement, stating that it will place no additional orders or will not renew the agreement, the order immediately preceding such statement shall be deemed the final order.

18.	MISCELLANEOUS

18.1	Force Majeure: Neither of the Parties shall be deemed in default of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of a Force Majeure (including without limitation fires, riots, natural disasters, acts of God or national emergency); provided that such failure to perform is not caused by the negligence of the non-performing party and provided that such party gives the other party reasonable written notice upon discovery and uses all reasonable efforts to continue to so perform or cure.

18.2	Assignment: No Third Party Beneficiaries. The rights and liabilities of the Parties shall bind and inure to the benefit of their respective successors and assigns, provided that Manufacturer may not assign its rights or delegate its obligations under the Agreement without the prior written consent of Syntax-Brillian. Any attempted assignment in violation the Section 18.2 shall be void.

18.3	Severability: If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of this Agreement shall be enforced to the to the maximum extent permissible so as to effect the intent of the Parties, and the remaining provision hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

18.4	Notices: Any notice required or permitted by this Agreement shall be sufficient only if in writing and sent by certified mail, return receipt requested, addressed to the other Party, with a copy addressed to their Legal Department at the address shown at the beginning of this Agreement.

18.5	Applicable Law; Venue: This Agreement shall be governed under the law of the State of California, without regard to California principles of conflicts of law, as to all matters, including, without limitation, matters of validity, construction, effect, performance and remedy. Any legal action to enforce this Agreement shall be brought in the district courts of Los Angeles County, California or in the United States District Court.

18.6	Basis of Bargain: Each Party recognizes and agrees that the warranty disclaimers and liability and remedy limitations in this Agreement are material bargained for bases of this agreement that are reflected in determining the consideration to be given by each Party under this Agreement and in the decision by each Party to enter into this Agreement.

18.7	Entire Agreement: This Agreement constitutes the whole and only agreement between the Parties relating to the manufacture and sale of the Products and supersedes and extinguishes any prior drafts, agreements, undertaking, representations and warranties of any nature whatsoever, whether oral or written. No amendment to or modification of this Agreement shall be binding unless in writing and signed by a duly authorized representative of both Parties. Each Party acknowledges that it has been advised and has had a fair opportunity to consult with its own attorneys, accountants and other expert advisors.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the date specified to be effective as of the date first written above.

COMPAL Electronics, Inc.
By:	/s/ Tim Chou
Name: Tim Chou
Title: S.V.P.
Date: 4/3/2008

Syntax-Brillian Corporation
By:	/s/ James Li
Name: James Li
Title: President & CEO
Date: 3/30/2008